EXHIBIT 99.1

Globalstar Announces Successful Completion of 5.75% Convertible Senior Unsecured Notes Exchange

Company also announces $85 million financing and financial backstop from Thermo

Receives necessary approval from Lenders and French government to implement Exchange and agreement on principal terms to amend COFACE Facility Agreement in near future

Covington, LA, -- (May 20, 2013) – Globalstar, Inc. (OTCBB: GSAT), a leading provider of mobile satellite voice and data services, announced today it has successfully completed and reached agreements to complete multi-part financings in connection with the successful exchange (the “Exchange”) of its 5.75% Convertible Senior Unsecured Notes (“5.75% Notes”) into new 8.00% Senior Unsecured Convertible Notes (“8.00% Notes”). In addition to the Exchange, Globalstar also entered into an agreement with Thermo and its French bank group providing $25 million of initial equity from Thermo to complete the Exchange. The agreement also establishes the principal terms of an amendment to the 2009 COFACE Facility Agreement that, among other adjustments, upon closing would materially improve the debt amortization and related financial covenant schedules and provides for an incremental $60 million of funding and funding backstop from Thermo, up to $20 million of which could be injected even prior to the anticipated closing on the facility amendment.

Once implemented, these agreements eliminate financial uncertainties, materially reduce debt amortization requirements through 2019 and provide the capital required, which, when combined with anticipated internally generated cash flow and the $30 million Terrapin equity line announced in December 2012, are expected to facilitate a fully funded long-term business plan. Details of the agreements and financings include:

-	The Exchange, with a 91% participation rate, provided for the exchange of $65.6 million of 5.75% Notes for $54.6 million of 8.00% Notes, plus cash and equity. The initial conversion price on the 8.00% Notes is $0.80, which price is subject to customary anti-dilution and other protections.
-	An agreement with senior lenders and approval of the French government under the 2009 COFACE Facility Agreement to approve the Exchange. This agreement also sets forth the principal terms of a facility amendment that, when completed, will defer and reduce near term repayment obligations and reset all financial covenants, among other terms.
-	The agreement also provided for Thermo’s completion of an investment of $25 million of equity capital before the close of the Exchange, and sets the terms for an incremental backstop equal to $60 million of additional capital through 2014. Thermo invested $5 million of the $60 million, in addition to the $25 million required, in connection with the closing of today’s transactions. The backstop will be reduced to the extent Globalstar raises capital from 3rd party investors.

Jay Monroe, Chairman and CEO of Globalstar, Inc. stated, “We could not be more thrilled to have completed the Exchange and to reach an agreement to amend the COFACE Facility Agreement. Not only will the amendment materially improve our debt amortization schedule, postponing an aggregate $235 million in principal payments through 2019, but the parties have also provided for a significant financing backstop by Thermo that will bolster the Company’s long-term liquidity resources including a cash cushion and a fully funded business plan, according to our current projections. While the Exchange and the initial financings are complete, we anticipate closing the amendment as soon as possible. Most importantly, we have cleared the way for Globalstar to focus purely upon operational execution. Solving the Company’s liquidity related issues enables management to devote all of our energies to the pursuit and capture of significant growth and spectrum asset opportunities afforded by the restoration of our Duplex service.”

Mr. Monroe concluded, “All of the pieces of the puzzle are finally in place – our second-generation constellation is fully launched, Duplex revenue growth is starting to accelerate, customers are being rewarded for their loyalty as service levels have significantly improved, and we are launching five new products during 2013 that demonstrate our commitment to the commercial and consumer MSS markets. Upon closing of the amendment, we will have the financial flexibility necessary for the realization of our significant strategic and operational opportunities. We extend our gratitude to the exchanging convertible note holders, our dedicated senior French bank group and the French authorities who have worked tirelessly on the accomplishment of this colossal feat. This is an exciting time for Globalstar.”

8.00% Notes

As part of the Exchange, approximately $13.5 million in the aggregate was paid to the exchanging holders at close, and approximately $6.2 million was deposited with the indenture trustee to purchase the remaining notes from the non-exchanging holders. Holders of 91% of the $71.8 million outstanding received 8.00% Notes due 2028, which includes 2.25% of payment-in-kind interest, and 30.4 million shares of common stock. The 8.00% Notes are expected to include future guarantees by the Company’s subsidiaries that guarantee the COFACE Facility Agreement. In addition, a holder of the 8.00% Notes may elect to convert up to 15% of its notes on each of July 19, 2013 and March 20, 2014. If a holder elects to convert on either of those dates, it will receive, at the Company’s option, either cash or shares of the Company’s common stock. If all holders elect to participate in these options, the approximate remaining principal balance on the 8.00% Notes would be $38 million. The 8.00% Notes carry an initial conversion price of $0.80, subject to customary anti-dilution and other protections. The 8.00% Notes have put features on April 1, 2018 and April 1, 2023 and a final maturity of April 1, 2028.

COFACE Facility Agreement, Thermo Financing and Terrapin Commitments

Once completed, the amended COFACE Facility Agreement will reset all financial covenants, will contain significant adjustments to the principal repayment schedule and will mature in 2020. According to the new repayment schedule, there will be no principal payments due until December 2014 and the first principal repayment greater than $5.0 million occurs in June 2016. The interest rate for the facility will increase by 50 basis points at closing of the formal amendment and by 50 basis points per year from June 2017 until the final maturity. Thermo has agreed to a $60.0 million financial backstop as described above. In connection with today’s closing Thermo has provided $5.0 million under the backstop. $30.0 million of Terrapin committed equity remains undrawn.

The Company will file a Form 8-K today with the Securities and Exchange Commission that contains further descriptions of these transactions.

This press release does not constitute an offer to purchase or a solicitation of an offer to purchase any security and does not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

Conference Call

The Company will conduct an investor conference call on Tuesday, May 21st at 5:00pm EDT to discuss the Exchange and related transactions in addition to the first quarter 2013 financial results.

Details are as follows:
Conference Call:	5:00pm EDT Dial: 1 (800) 447-0521 (US and Canada), 1 (847) 413-3238 (International) and participant pass code 34774236
Audio Replay:	A replay of the investor conference call will be available for a limited time and can be heard after 7:30 p.m. EDT on May 21, 2013. Dial: 1 (888) 843-7419 (US and Canada), 1 (630) 652-3042 (International) and pass code 34774236#

About Globalstar, Inc.

Globalstar is a leading provider of mobile satellite voice and data services. Globalstar offers these services to commercial customers and recreational consumers in more than 120 countries around the world. The Company's products include mobile and fixed satellite telephones, simplex and duplex satellite data modems, the SPOT family of mobile satellite consumer products including the SPOT Satellite GPS Messenger and flexible airtime service packages. Many land based and maritime industries benefit from Globalstar with increased productivity from remote areas beyond cellular and landline service. Global customer segments include: oil and gas, government, mining, forestry, commercial fishing, utilities, military, transportation, heavy construction, emergency preparedness, and business continuity as well as individual recreational consumers. Globalstar data solutions are ideal for various asset and personal tracking, data monitoring and SCADA applications. All SPOT products described in Globalstar or SPOT LLC press releases are the products of Spot LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

For more information regarding Globalstar, please visit Globalstar's web site at www.globalstar.com

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For further investor information:

LHA

Jody Burfening/Carolyn Capaccio

(212)-838-3777

ccapaccio@lhai.com

Safe Harbor Language for Globalstar Releases

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding the Company’s ability to complete the amendment of the COFACE Facility, complete its launch program and restore the quality of its Duplex service and other statements contained in this release regarding matters that are not historical facts, involve predictions.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and Globalstar undertakes no obligation to update any such statements. Additional information on factors that could influence the Company’s financial results is included in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.